                                                                   Exhibit 10.26


                              SUBLICENSE AGREEMENT
                 WITH RESPECT TO AQUILA BIOPHARMACEUTICALS, INC.
                          LICENSE AND SUPPLY AGREEMENT

                                     BETWEEN

                         PROGENICS PHARMACEUTICALS, INC.

                                       AND

                          BRISTOL-MYERS SQUIBB COMPANY

                                   DATED AS OF

                                 APRIL 15, 1997


[Note: Certain portions of this document have been marked "[XXX]" to indicate that confidentiality has been requested for this information. The confidential portions have been omitted and filed separately with the Securities and Exchange Commission.]

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
1.    DEFINITIONS ..........................................................   1
      1.1    "Adjuvant .....................................................   2
      1.2    "Affiliate" ...................................................   2
      1.3    "Agreement" ...................................................   2
      1.4    "Aquila Field of Use" .........................................   2
      1.5    "Aquila Knowhow" ..............................................   2
      1.6    "Aquila Licensed Patent Rights" ...............................   2
      1.7    "Aquila Licensed Product" .....................................   3
      1.8    "Aquila Licensed Territory" ...................................   3
      1.9    "cGLPs" .......................................................   3
      1.10   "cGMPs" .......................................................   3
      1.11   "Commercial Introduction" .....................................   3
      1.12   "Effective Date" ..............................................   3
      1.13   "FDA" .........................................................   3
      1.14   "GD2" .........................................................   3
      1.15   "Generic Product" .............................................   3
      1.16   "GM2" .........................................................   4
      1.17   "GMK Vaccine" .................................................   4
      1.18   "KLH" .........................................................   4
      1.19   "Manufacture" .................................................   4
      1.20   "MGV Vaccine" .................................................   4
      1.21   "Net Sales" ...................................................   4
      1.22   "Party" and "Parties" .........................................   4
      1.23   "Person" ......................................................   4
      1.24   "PLA" .........................................................   4
      1.25   "PLA-Enabling Human Clinical Trial" ...........................   5
      1.26   "Sub-sublicensees" ............................................   5
      1.27   "Term" ........................................................   5
      1.28   "Third Party" .................................................   5
      1.29   "Valid Claim" .................................................   5

2.    REPRESENTATIONS AND WARRANTIES OF PROGENICS ..........................   5
      2.1    Representations and Warranties ................................   5

3.    LICENSE ..............................................................   6
      3.1    Grant of Sublicense Rights ....................................   6
      3.2    Sublicenses ...................................................   6
      3.3    On-Going Transfer of Aquila Knowhow and Aquila Licensed
             Patent Rights .................................................   7
      3.4    BMS Rights under Aquila/PROGENICS License and Supply
             Agreement .....................................................   7

4.    UPFRONT FEE; ROYALTIES ...............................................   8
      4.1    Upfront Fee ...................................................   8
      4.2    Royalties .....................................................   8
      4.3    Obligation to Pay Royalties ...................................  12


                                      (i)

                                                                            Page
                                                                            ----
5.    DUE DILIGENCE ........................................................  12
      5.1    Maintenance of License ........................................  12
      5.2    Pre-Clinical and Clinical Programs ............................  13

6.    ROYALTY PAYMENTS, REPORTS AND RECORDS ................................  13
      6.1    Commercial Introduction .......................................  13
      6.2    Reports; Payments .............................................  13
      6.3    Mode of Payment; Taxes ........................................  13
      6.4    Records Retention .............................................  14
      6.5    Audit Request .................................................  14
      6.6    Cost of Audit; Discrepancies ..................................  14
      6.7    No Non-Monetary Consideration for Sales .......................  15

7.    MANUFACTURE AND SUPPLY ...............................................  15
      7.1    Retained Right of Aquila ......................................  15

8.    PATENTS PROSECUTION; ENFORCEMENT .....................................  15
      8.1    Patent Prosecution ............................................  15
      8.2    Patent Costs ..................................................  15
      8.3    Patent Enforcement ............................................  15

9.    TERM; TERMINATION ....................................................  16
      9.1    Term ..........................................................  16
      9.2    Material Breach ...............................................  16
      9.3    Effect of Termination .........................................  16
      9.4    Right to Sell Stock on Hand ...................................  17
      9.5    Termination of Sublicenses ....................................  17
      9.6    Accrued Rights; Surviving Obligations .........................  17

10.   ARBITRATION ..........................................................  17
      10.1   Arbitration ...................................................  17

11.   MISCELLANEOUS PROVISIONS .............................................  18
      11.1   No Partnership ................................................  18
      11.2   Assignments ...................................................  18
      11.3   Further Actions ...............................................  19
      11.4   No Name or Trademark Rights ...................................  19
      11.5   Force Majeure .................................................  19
      11.6   Severability ..................................................  19
      11.7   Amendments ....................................................  19
      11.8   Captions ......................................................  20
      11.9   Applicable Law ................................................  20
      11.10  Notices and Deliveries ........................................  20
      11.11  Counterparts ..................................................  21
      11.12  Compliance with Laws ..........................................  21


                                      (ii)

                                                                            Page
                                                                            ----
                                    EXHIBITS

                  Exhibit A        Aquila Licensed Patent Rights


                                     (iii)

                              SUBLICENSE AGREEMENT
                             WITH RESPECT TO AQUILA
              BIOPHARMACEUTICALS, INC. LICENSE AND SUPPLY AGREEMENT

      THIS SUBLICENSE AGREEMENT WITH RESPECT TO AQUILA BIOPHARMACEUTICALS, INC. LICENSE AND SUPPLY AGREEMENT (this "Agreement") is dated as of April 15, 1997 (the "Effective Date") between Progenics Pharmaceuticals, Inc., a Delaware corporation, having offices at 777 Old Saw Mill River Road, Tarrytown, New York 10591 ("PROGENICS"), and Bristol-Myers Squibb Company, a Delaware corporation, having offices at P.O. Box 4000, Route 206 and Province Line Road, Princeton, New Jersey 08543-4000, for and on behalf of itself and its Affiliates ("BMS") (each singularly a "Party" and collectively the "Parties") with reference to the following:

                             PRELIMINARY STATEMENTS

      A. PROGENICS has acquired a license to certain patents and technology relating to the an adjuvant [XXX] pursuant to a license and supply agreement dated August 31, 1995 (the "Aquila/PROGENICS License and Supply Agreement") between PROGENICS and Aquila Biopharmaceuticals, Inc., a corporation in the State of Delaware ("Aquila"), formerly known as Cambridge Biotech Corporation.

      B. BMS is interested in obtaining a worldwide sublicense to formulate, manufacture, use and sell products using the patent rights and technology to which PROGENICS has acquired a license from Aquila, and PROGENICS wishes to grant such rights to BMS, pursuant to the terms and conditions set forth in this Agreement.

      C. It is anticipated that BMS and Aquila will enter into a Supply Agreement pursuant to which it is contemplated that BMS will purchase from Aquila, and Aquila will supply to BMS, 100% of BMS' requirements for Adjuvant on the terms and conditions to be stated therein.

      D. It is anticipated that BMS, PROGENICS and Aquila will enter into a side letter agreement (the "Aquila Letter Agreement") with respect to this Agreement and the Aquila/PROGENICS License and Supply Agreement, and the rights and obligations of such parties hereunder and thereunder.

      NOW, THEREFORE, in consideration of the mutual covenants and agreements of the Parties contained in this Agreement, the Parties agree as follows:

1. DEFINITIONS.

      The following terms shall have the following meanings for purposes of this
Agreement:

      1.1 "Adjuvant" [XXX].

      1.2 "Affiliate" means with respect to any Party, shall mean any Person which, directly or indirectly, controls, is controlled by, or is under common control with, such Party. For these purposes, "control" shall refer to the possession, directly or indirectly, of the power to direct the management or policies of a Person or to veto any material decision relating to the management or policies of a Person, in each case, whether through the ownership of equity participation, voting securities or beneficial interests, by contract, by agreement, or otherwise.

      1.3 "Agreement" means this Sublicense Agreement, including any exhibits, schedules or other attachments thereto, as any of the foregoing may be validly amended from time to time.

      1.4 "Aquila Field of Use" means vaccines containing purified GM2 and GD2 preparations (whether alone or in combination with each other) for the prevention or treatment of human cancers.

      1.5 "Aquila Knowhow" means materials, data, results, formulae, designs, specifications, methods, processes, improvements, techniques, ideas, discoveries, technical information, process information, clinical information and any other information, whether or not any of the foregoing is patentable, known to and which is confidential and proprietary to Aquila now or hereafter during the Term, to the extent that any of the foregoing relates to an Aquila Licensed Patent Rights or the development, manufacture, use or sale of Adjuvant in connection with the development, manufacture, use or sale of any Aquila Licensed Product; provided, however, that the term "Aquila Knowhow" shall not include any of the foregoing that is subject to proprietary rights of Third Parties.

      1.6 "Aquila Licensed Patent Rights" means any and all patent applications and patents (including inventor's certificates and utility models) throughout the world, including any substitutions, extensions, reissues, reexaminations, renewals, divisions, continuations and continuations-in-part of the foregoing, which Aquila now or hereafter during the Term owns or controls (solely or jointly) or under which Aquila has the right to grant sublicenses (regardless of any royalty or other payments to a third party required of Aquila), to the extent that any of the foregoing covers, in whole or in part, the development, manufacture, use or sale of Adjuvant in connection with the development, manufacture, use or sale of any Aquila Licensed Product. "Aquila Licensed Patent Rights" shall include, without limitation, the patent listed on Exhibit A attached and incorporated into this Agreement.

      1.7 "Aquila Licensed Product" means any vaccine or vaccines formulated using Aquila Licensed Patent Rights or Aquila Knowhow in the Field of Use.

      1.8 "Aquila Licensed Territory" means the world.

      1.9 "cGLPs" means the current Good Laboratory Practices for Finished Pharmaceuticals pursuant to 21 C.F.R. 58 et seq., as amended from time to time.

      1.10 "cGMPs" means the current Good Manufacturing Practices for Finished Pharmaceuticals pursuant to 21 C.F.R. 210 et seq., as amended from time to time.

      1.11 "Commercial Introduction" means, in each country of the Territory, the date that Aquila Licensed Product(s) are first sold, marketed or publicly made available for sale. Aquila Licensed Products distributed or used for clinical trials or experimental purposes only shall not be considered sold, marketed or made publicly available and shall not establish the First Commercial Sale.

      1.12 "Effective Date" is defined in the introductory paragraph.

      1.13 "FDA" means the United States Food and Drug Administration, or the successor thereto.

      1.14 "GD2" means [XXX].

      1.15 "Generic Product" shall mean, on a country-by-country basis, an Aquila Licensed Product: (i) the manufacture, use or sale of which is not covered by a Valid Claim in such country, and (ii) that is also marketed by an unlicensed Third Party or Parties in such country, which Third Party or Parties have, in the aggregate, at least [XXX] of the unit volume of sales for such Aquila Licensed Product in any calendar quarter in such country, as measured by IMS.

      1.16 "GM2" means [XXX].

      1.17 "GMK Vaccine" means that certain Aquila Licensed Product composed of GM2 conjugated to KLH and combined with Adjuvant.

      1.18 "KLH" means keyhole limpet hemocyanin.

      1.19 "Manufacture" means the aseptic storage, handling, production, processing and packaging of Adjuvant in accordance with this Agreement.

      1.20 "MGV Vaccine" means that certain Aquila Licensed Product composed of GM2 conjugated to KLH and combined with GD2 conjugated to KLH and further combined with Adjuvant.

      1.21 "Net Sales" shall mean the gross amount invoiced by BMS [XXX]. Such amounts shall be determined from the books and records of BMS, its Affiliates or Sub-sublicensees, maintained in accordance with the accounting principles used by such entity, consistently applied.

      1.22 "Party" and "Parties" are defined in the introductory paragraph.

      1.23 "Person" shall mean any natural person, corporation, firm, business trust, joint venture, association, organization, company, partnership or other business entity, or any government or any agency or political subdivision thereof, or any organization which can exercise independent legal standing.

      1.24 "PLA" means a Product License Application filed with the FDA.

      1.25 "PLA-Enabling Human Clinical Trial" means as to a specific Aquila Licensed Product, a controlled and lawful study of the efficacy of such Aquila Licensed Product by administration of such Aquila Licensed Product to human beings where the principal purpose of such trial is to provide statistically significant efficacy data to serve pivotal support for an application to the FDA for approval of a Aquila Licensed Product for the indication being investigated by the trial.

      1.26 "Sub-sublicensees" shall mean any Third Party sublicensed by BMS to make, have made, use, sell, or have sold any Aquila Licensed Product or to practice any Aquila Licensed Patent Rights.

      1.27 "Term" is defined in Section 9.1.

      1.28 "Third Party" shall mean any Person who or which is neither a Party nor an Affiliate of a Party.

      1.29 "Valid Claim" means a claim of any Aquila Licensed Patent Rights which has not been held invalid, unpatentable or unenforceable in an unappealable decision of a court or other governmental body of competent jurisdiction, which has not been rendered unenforceable through disclaimer or otherwise, and which has not been lost through an interference proceeding.

2. REPRESENTATIONS AND WARRANTIES OF PROGENICS.

      2.1 Representations and Warranties. PROGENICS represents and warrants to BMS as of the Effective Date as follows:

            (a) The Aquila/PROGENICS License and Supply Agreement is in full force and effect and has not been modified or amended;

            (b) To the best of PROGENICS's knowledge, neither Aquila nor PROGENICS is in default under, and neither party claims or has grounds upon which to claim the other party is in default under, the Aquila/PROGENICS License and Supply Agreement;

            (c) To the best of PROGENICS's knowledge, the rights Aquila has licensed to PROGENICS pursuant to the Aquila/PROGENICS License and Supply Agreement were not and are not subject to any restrictions or limitations except as set forth in the Aquila/PROGENICS License and Supply Agreement;

            (d) To the best of PROGENICS's knowledge, Aquila has not accepted funding from any non-governmental parties which would diminish PROGENICS's rights to technology under the Aquila/PROGENICS License and Supply Agreement;

            (e) The milestones set forth in Sections 5.1(a), 5.1(b) and 5.1(e) of the Aquila/PROGENICS License and Supply Agreement have been fully satisfied by PROGENICS as of the date of this Agreement; and

            (f) Attached as Exhibit A is a true and complete list of all patents and patent applications comprising the Aquila Licensed Patent Rights as of the Effective Date.

3. LICENSE.

      3.1 Grant of Sublicense Rights. Pursuant to Section 2.2 of the Aquila/PROGENICS License and Supply Agreement, PROGENICS hereby grants BMS a non-exclusive, worldwide sublicense under the Aquila License and Supply Agreement to use the Aquila Knowhow and practice the Aquila Licensed Patent Rights to develop, manufacture, have manufactured, use, sell, and have sold Aquila Licensed Products.

      3.2 Sublicenses.

            (a) BMS shall have the right to grant to its Affiliates sublicenses of its rights under this Agreement with respect to Aquila Licensed Products (but not the Adjuvant alone) (a "Sublicense") only for purposes of manufacturing and/or marketing the Aquila Licensed Products developed by or under continuing development by PROGENICS, provided that (i) BMS shall guarantee and be responsible for the making of all payments due, and the making of reports under this Agreement, by reason of sales of any Aquila Licensed Products by its Affiliates and their compliance with all applicable terms of this Agreement; and
(ii) each Affiliate must agree in writing to keep books and records and permit PROGENICS to review such books and records pursuant to the relevant provisions and to observe all other applicable terms of this Agreement. No consent or approval of PROGENICS shall be required in connection with the granting of such sublicenses.

            (b) BMS shall have the right to grant Sublicenses to Sub-sublicensees only for purposes of manufacturing and/or marketing the Aquila Licensed Products developed by or under continuing development by PROGENICS, except that BMS does not have the right to grant such sublicenses with respect to the United States, provided that (i) PROGENICS's consent thereto shall be required, which consent shall not be unreasonably withheld (it will be reasonable for PROGENICS to withhold consent if PROGENICS determines that the capabilities of the proposed Sub-sublicensee are not comparable to BMS's capabilities in the country or countries to be sublicensed); (ii) BMS shall guarantee and be responsible for the making of all payments due, and the making of reports under this Agreement, by reason of sales of any Aquila Licensed Products by its Sub-sublicensees and their compliance with all applicable terms of this Agreement; and (iii) each Sub-sublicensee must agree in writing to keep books and records and permit PROGENICS to review such books and records pursuant to the relevant provisions and to observe all other applicable terms of this Agreement.

            (c) BMS hereby unconditionally guarantees the performance of any of its Affiliates and Sub-sublicensees hereunder. In the event of a breach by an Affiliate or Sub-sublicensee in the observance of applicable terms of this Agreement, PROGENICS shall be entitled to proceed against either such Affiliate or Sub-sublicensee or directly against BMS, as PROGENICS may determine in its sole discretion, to enforce this Agreement.

      3.3 On-Going Transfer of Aquila Knowhow and Aquila Licensed Patent Rights. PROGENICS shall promptly transfer to BMS existing Aquila Knowhow and Aquila Licensed Patent Rights in PROGENICS's possession or control for purposes of BMS's research and development (including but not limited to preclinical trials and human clinical trials but excluding Aquila Knowhow relating to the Manufacture of the Adjuvant) with respect to Aquila Licensed Products. On an on-going basis during the Term, PROGENICS shall disclose to BMS in writing any and all Aquila Knowhow (exclusive of Aquila Knowhow relating to the Manufacturing the Adjuvant) then existent, whether or not potentially patentable, and any and all Aquila Licensed Patent Rights then existent promptly after the same is identified and disclosed by Aquila pursuant to the Aquila/PROGENICS License and Supply Agreement.

      3.4 BMS Rights under Aquila/PROGENICS License and Supply Agreement. PROGENICS agrees that, with respect to the Aquila/PROGENICS License and Supply
Agreement:

            (a) PROGENICS will diligently fulfill all of its obligations thereunder, to the extent such obligations have not been delegated to BMS;

            (b) PROGENICS shall not enter into any subsequent agreement with Aquila which modifies or amends the Aquila/PROGENICS License and Supply Agreement in a way which is deleterious to the rights of BMS under this Agreement;

            (c) PROGENICS shall not terminate the Aquila/PROGENICS License and Supply Agreement, in whole or in part, directly or indirectly, without the prior written consent of BMS, which shall not be unreasonably withheld in the event that Aquila is in material default under the terms thereof at the time PROGENICS seeks to make such exercise;

            (d) PROGENICS shall promptly furnish BMS with copies of all reports it receives from Aquila which relate to the subject of this Agreement;

            (e) PROGENICS shall promptly furnish BMS with copies of all reports PROGENICS furnishes to Aquila which relate to the subject of this Agreement;

            (f) PROGENICS shall furnish to BMS copies of all notices received by PROGENICS relating to alleged breaches or defaults by PROGENICS of its obligations under the Aquila/PROGENICS License and Supply Agreement within three business days of PROGENICS's receipt thereof and, provided that PROGENICS cannot or chooses not to cure or otherwise resolve such alleged breaches or defaults, PROGENICS shall allow BMS, in BMS's sole discretion, to cure or otherwise resolve such alleged breaches or defaults in order to preserve BMS's rights under this Agreement.

4. UPFRONT FEE; ROYALTIES.

      4.1 Upfront Fee. As consideration to PROGENICS for the issuance of the sublicense and other rights to BMS under this Agreement, BMS shall pay to PROGENICS the sum of: [XXX]. Such up-front fee shall be paid upon the execution of this Agreement by both Parties. Such sum shall be non-refundable.

      4.2 Royalties. Subject to the other terms of this Agreement, as consideration to PROGENICS for the grant of the sublicense and other rights to BMS under this Agreement, during the term of this Agreement, BMS shall pay to PROGENICS royalties on Net Sales of any Aquila Licensed Product commencing on the Commercial Introduction of such Aquila Licensed Product by BMS, its Affiliates or its Sub-sublicensees as follows:

            (a) With respect to the GMK Vaccine:

                  (i) With respect to those countries in the Territory where such Aquila Licensed Product is covered by a Valid Claim in such countries (unless the Aquila Licensed Patent Rights existing in any such country are not sufficient to afford such Aquila Licensed Product sufficient protection from competition by a vaccine in the Aquila Field of Use manufactured by a Third Party using an adjuvant based on [XXX] and such Third Party holds at least [XXX] of the market for such vaccine in the Field of Use in any such country, based on unit volume of sales as measured by IMS (a "Competing Product"), in which case subparagraph (ii) below shall apply):

                        (A) [XXX] of the Net Sales of such Aquila Licensed
                  Product in such countries for any calendar year until Net Sales throughout the

                  Territory in such calendar year equal [XXX]; and

                        (B) After Net Sales of such Aquila Licensed Product
                  throughout the Territory in such calendar year exceed [XXX] of any further Net Sales of such Licensed Product in such countries until the end of such calendar year.

                  (ii) With respect to those countries in the Territory where such Aquila Licensed Product is not covered by a Valid Claim in any such country or there is a Competing Product in any such country (unless the Aquila Licensed Product is a Generic Product in any such country, in which case subparagraph
(iii) below shall apply):

                        (A) [XXX] of the Net Sales of such Aquila Licensed
                  Product in such countries for any calendar year until Net Sales throughout the Territory in such calendar year equal [XXX]; and

                        (B) After Net Sales of such Aquila Licensed Product
                  throughout the Territory in such calendar year exceed [XXX] of any further Net Sales of such Licensed Product in such countries until the end of such calendar year.

                  (iii) With respect to those countries in the Territory where such Aquila Licensed Product is a Generic Product:

                        (A) [XXX] of the Net Sales of such Licensed Product in
                  such countries for any calendar year until Net Sales throughout the Territory in such calendar year equal [XXX]; and

                        (B) After Net Sales of such Aquila Licensed Product
                  throughout the Territory in such calendar year exceed [XXX] of any further Net Sales of such Licensed Product in such countries until the end of such calendar year.

                  (iv) Royalties shall be paid at the royalty rates set forth in Sections 4.2(a)(i)(A), 4.2(a)(ii)(A) and 4.2(a)(iii)(A) through the end of the calendar quarter preceding the calendar quarter in which annual Net Sales in all countries throughout the Territory first exceed [XXX] in any year. Royalties shall be paid at the royalty rates set forth in Sections 4.2(a)(i)(B), 4.2(A)(ii)(B) and 4.2(a)(iii)(B) for the calendar quarter in which annual Net Sales in all countries throughout the Territory first exceed [XXX] in any year, and for each calendar quarter in such year thereafter other than the last calendar quarter of such year. Following the end of the last calendar quarter of each year, the total amount of royalties actually due for such year shall be calculated as provided in Section 4.2(a)(v), and such amount of royalties shall be paid, reduced by the total amount of royalties paid with respect to such Aquila Licensed Product throughout the Territory for the first three calendar quarters of such year. The calculation of the amount to be paid with respect to the fourth calendar quarter of each year shall be included on the royalty report for such calendar quarter. In the event that BMS has paid more royalties during the first three calendar quarters of any year than BMS owes for the entire year, BMS shall be entitled to a credit, equal to the amount of such excess royalties paid, to be applied against [XXX] of accrued royalties until the entire credit has been used.

                  (v) The total amount of royalties actually due under this
Section 4.2(a) shall be calculated as follows:

                        (A) The royalty rate set forth in Section 4.2(a)(i)(A)
                  shall be applied to that amount of Net Sales of such Aquila Licensed Product determined under the formula X(1) x Y(1)/Z;

                        (B) The royalty rate set forth in Section 4.2(a)(i)(B)
                  shall be applied to that amount of Net Sales of such Aquila Licensed Product determined under the formula X(2) x Y(1)/Z;

                        (C) The royalty rate set forth in Section 4.2(a)(ii)(A)
                  shall be applied to that amount of Net Sales of such Aquila Licensed Product determined under the formula X(1) x Y(2)/Z;

                        (D) The royalty rate set forth in Section 4.2(a)(ii)(B)
                  shall be applied to that amount of Net Sales of such Aquila Licensed Product determined under the formula X(2) x Y(2)/Z;

                        (E) The royalty rate set forth in Section 4.2(a)(iii)(A)
                  shall be applied to that amount of Net Sales of such Aquila Licensed Product determined under the formula X(1) x Y(3)/Z; and

                        (F) The royalty rate set forth in Section 4.2(a)(iii)(B)
                  shall be applied to that amount of Net Sales of such Aquila Licensed Product determined under the formula X(2) x Y(3)/Z;

            Where:

            X(1)   =    the smaller of: (i) the actual annual Net Sales of such
                        Aquila Licensed Product throughout the Territory for such year, or (ii) [XXX]

            X(2)   =    the actual annual Net Sales of such Aquila Licensed
                        Product throughout the Territory for such year in excess of [XXX]

            Y(1)   =    the annual Net Sales of such Aquila Licensed Product for
                        such year in all countries when Section 4.2(a)(i) applies

            Y(2)   =    the annual Net Sales of such Aquila Licensed Product for
                        such year in all countries when Section 4.2(a)(ii) applies

            Y(3)   =    the annual Net Sales of such Aquila Licensed Product for
                        such year in all countries when Section 4.2(a)(iii) applies

            Z      =    the annual Net Sales of such Aquila Licensed Product for
                        such year in all countries in the Territory

            (b) With respect to the MGV Vaccine and any other Aquila Licensed
Products:

                  (i) With respect to those countries in the Territory where such Aquila Licensed Product is covered by a Valid Claim in such country [XXX] of the Net Sales of such Aquila Licensed Product in such countries for any calendar year (unless there is a Competing Product in that country, in which case subparagraph (ii) below shall apply).

                  (ii) With respect to those countries in the Territory where such Aquila Licensed Product is not covered by a Valid Claim in such country or there is a Competing Product in any such country (unless the Aquila Licensed Product is a Generic Product in any such country, in which case subparagraph
(iii) below shall apply), [XXX] of the Net Sales of such Aquila Licensed Product in such country for any calendar year.

                  (iii) With respect to each country in the Territory where such Aquila Licensed Product is a Generic Product, [XXX] of the Net Sales of such Aquila Licensed Product in such country for any calendar year.

            (c) The royalty rates applicable to Aquila Licensed Products not covered by a Valid Claim or where there is a Competing Product pursuant to Sections 4.2(a)(ii) and 4.2(b)(ii), respectively, shall apply to Net Sales in any country commencing with the calendar quarter during which such Aquila Licensed Product is first not covered by a Valid Claim, or is first subject to a Competing Product, in such country.

            (d) The royalty rates applicable to Generic Products pursuant to Sections 4.2(a)(iii) and 4.2(b)(iii), respectively, shall apply to Net Sales in any country commencing with the calendar quarter during which such Aquila Licensed Product first becomes a Generic Product in such country.

      4.3 Obligation to Pay Royalties. The obligation to pay royalties to PROGENICS under Section 4.2 is imposed only once with respect to the same unit of Aquila Licensed Product regardless of the number of Aquila Licensed Patents Rights pertaining thereto. BMS shall only be entitled to a credit against royalties or a reduction of the royalty rate once with respect to any Aquila Licensed Product in any country pursuant to any provision in this Agreement. There shall be no obligation to pay royalties to PROGENICS under Section 4.2 on sales of Aquila Licensed Products among BMS, its Affiliates and Sub-sublicensees, but in such instances the obligation to pay royalties shall arise upon the sale by BMS, its Affiliates or Sub-sublicensees to Third Parties. Payments due under Section 4.2 shall be deemed to accrue when Aquila Licensed Products are shipped or billed, whichever event shall first occur. In the instance where BMS, its Affiliates or Sub-sublicensees use the Aquila Licensed Product or provide it as part of some other service or product, a royalty shall be due to PROGENICS at the time such Aquila Licensed Product is used or provided based on a Net Sales amount equal to the price at which BMS or its Affiliate or Sub-sublicensee sell such Aquila Licensed Product to Third Parties in the country in which the Aquila Product was used or provided.

5. DUE DILIGENCE.

      5.1 Maintenance of License. In order to maintain the sublicense granted pursuant to Section 3.1 with respect to a designated Aquila Licensed Product, BMS agrees to:

            (a) [XXX]; and

            (b) [XXX].

            If BMS shall fail to achieve any of the above objectives and such failure shall remain unremedied for a period of 50 days after notice of such failure to BMS by PROGENICS (the "Grace Period"), this license shall automatically terminate at the end of the Grace Period (except with respect to the first Aquila Licensed Product if BMS has fulfilled the obligations set forth in this Section 5.1). Notwithstanding the foregoing, if such failure is a result of BMS's not having obtained a Third Party license necessary to make, use or sell Aquila Licensed Products and reasonable evidence is submitted by BMS to PROGENICS that such license can be obtained in a reasonable period of time, PROGENICS shall request from Aquila that the Grace Period be extended for a period of time set forth in the request. Notwithstanding the foregoing, PROGENICS shall not have the right to terminate the license for failure of BMS to meet a goal if such failure is a result of:
(i) PROGENICS's failure to meet its obligations hereunder, or (ii) an action brought by a Third Party claiming that the use of the Adjuvant in Aquila Licensed Products infringed a patent of such Third Party.

      The parties acknowledge and agree that the milestones contained in this
Section 5.1 were established on the assumption that the milestones would apply to development of the GMK Vaccine. In the event that development of the GMK Vaccine is terminated due to safety or efficacy reasons, the parties agree that the milestones set forth in this Section 5.1 shall not apply and the parties will negotiate in good faith to establish new milestones.

      5.2 Pre-Clinical and Clinical Programs. BMS and PROGENICS or their respective Affiliates or Sub-sublicensees or sublicensees, as the case may be, shall conduct preclinical and clinical testing with respect to all Aquila Licensed Products, and otherwise shall be responsible for the development thereof, in accordance with the terms of this Agreement.

6. ROYALTY PAYMENTS, REPORTS AND RECORDS.

      6.1 Commercial Introduction. BMS shall promptly give PROGENICS notice of the occurrence of Commercial Introduction of each Aquila Licensed Product.

      6.2 Reports; Payments. Except as otherwise specifically provided in this Agreement, all payments due under this Agreement shall be paid quarterly within 50 days after the end of each calendar quarter. Each such payment for running royalties shall be accompanied by a statement, Aquila Licensed Product-by-Aquila Licensed Product and country-by-country, of the amount of Net Sales during such quarter and the amount of royalties due on such Net Sales and, with respect to the last calendar quarter of each year, such report shall include the calculation of the adjustments referred to in Section 4.2(a)(iv).

      6.3 Mode of Payment; Taxes. All payments due under this Agreement shall be paid by wire transfer of funds to an account at

PROGENICS's designated bank in New York, New York, and shall be paid in U.S. Dollars, calculated at the BMS's customary internal corporate monthly exchange rates for the last month of the calendar quarter for which remittance is made for royalties. Such payments shall be free of any taxes, charges, or remittance fees, except for income tax levied upon or required to be withheld and paid by BMS, its Affiliates or its Sub-sublicensees for the account of PROGENICS. BMS shall provide PROGENICS appropriate receipts of payment of such withholding taxes or other proof thereof. For each month and each currency, BMS's customary internal corporate monthly exchange rate shall equal the arithmetic average of the daily exchange rates (obtained as described below) during the period from
(i) the 20th day of the preceding month (or, if such 20th day is not a business day, the immediately preceding business day) through (ii) the 19th day of the current month (or, if such 19th day is not a business day, the immediately preceding business day); each daily exchange rate shall be obtained from the Reuters Daily Rate Report or The Wall Street Journal, Eastern U.S. Edition, or, if not so available, as furnished by BMS's local Affiliates.

      6.4 Records Retention. BMS and its Affiliates and Sub-sublicensees shall keep accurate records of all operations affecting payments hereunder, shall maintain such records for a period of three years and shall permit PROGENICS or its duly authorized agent to inspect all such records and to make copies of or extracts from such records during regular business hours throughout the term of this Agreement and for a reasonable period of three years thereafter.

      6.5 Audit Request. At the request and expense of PROGENICS, BMS and its Affiliates and Sub-sublicensees shall permit PROGENICS or an independent, certified public accountant appointed by PROGENICS and reasonably acceptable to BMS, at reasonable times and upon reasonable notice, to examine those records as may be necessary to: (i) determine the correctness of any report or payment made under this Agreement; or (ii) obtain information as to Net Sales and the royalties payable for any calendar quarter. If an accountant is used, said accountant shall not disclose to PROGENICS any information other than information relating to said reports, royalties, and payments. Results of any such examination shall be made available to both Parties.

      6.6 Cost of Audit; Discrepancies. PROGENICS shall bear the full cost of the performance of any such audit except as hereinafter set forth. If, as a result of any inspection of the books and records of BMS, its Affiliates or its Sub-sublicensees, it is shown that BMS's payments under this Agreement were less than the amount which should have been paid, then BMS shall make all payments required to be made to eliminate any discrepancy revealed by said inspection within 30 days after PROGENICS's demand therefor, plus interest at the prime rate from the date payment should have been made. Furthermore, if the payments were less than the amount which should have been paid by an amount in excess of five percent of the payments actually made during the period in question, BMS shall also reimburse PROGENICS for the costs of such audit in addition to the payment required to be made to eliminate any discrepancy.

      6.7 No Non-Monetary Consideration for Sales. Without the prior written consent of PROGENICS, BMS and its Affiliates and Sub-sublicensees shall not accept or solicit any non-monetary consideration in the sale of Aquila Licensed Products other than as would be reflected in Net Sales. The use by BMS and its Affiliates and Sub-sublicensees of commercially reasonable amounts of Aquila Licensed Products for clinical trials and promotional sampling shall not violate this provision.

7. MANUFACTURE AND SUPPLY.

      7.1 Retained Right of Aquila. BMS agrees that Aquila retains the right to Manufacture the Adjuvant for use in Aquila Licensed Products.

8. PATENTS PROSECUTION; ENFORCEMENT.

      8.1 Patent Prosecution. BMS acknowledges and agrees that the Aquila Licensed Patent Rights will continue to be prosecuted (in the case of patent applications) and maintained (in the case of patents) by Aquila or PROGENICS. PROGENICS agrees that the Aquila Licensed Patent Rights shall be prosecuted and/or maintained in accordance with the Aquila/PROGENICS License and Supply Agreement and, to the extent permitted thereunder, with diligence the same as or greater than is used for PROGENICS' own patents and patent applications. To the extent that PROGENICS has the right to do so, PROGENICS shall not permit any Aquila Licensed Patent Rights to be abandoned.

      8.2 Patent Costs. All out-of-pocket costs and expenses incurred by PROGENICS under the Aquila/PROGENICS License and Supply Agreement in connection with the prosecution and maintenance of the Aquila Licensed Patent Rights shall be the sole responsibility of PROGENICS.

      8.3 Patent Enforcement.

            (a) Each Party shall inform the other Party promptly in writing of any alleged infringement of any Aquila Licensed Patent Rights by a Third Party of which it shall have knowledge and provide any available evidence of infringement.

            (b) BMS acknowledges and agrees that, under the Aquila/PROGENICS License and Supply Agreement, Aquila and PROGENICS shall consult as to potential litigation strategies against any alleged infringer, and PROGENICS simultaneously shall consult with BMS as to same.

            (c) BMS acknowledges and agrees that, if Aquila and PROGENICS do not jointly commence an action within 30 days after notice of alleged infringement of the Aquila Licensed Patent Rights, Aquila shall have the right to bring suit against the allegedly infringing party, at its sole expense. Aquila and/or PROGENICS shall be entitled to recovery of damages resulting from any lawsuit brought by Aquila and PROGENICS jointly or Aquila alone, as the case may be, pursuant to the Aquila/PROGENICS License and Supply Agreement.

9. TERM; TERMINATION.

      9.1 Term. This Agreement shall commence as of the Effective Date and, unless sooner terminated as provided in this Section 9, shall expire on the date royalties are no longer payable by PROGENICS to Aquila under Section 3.3 of the Aquila/PROGENICS License and Supply Agreement (the "Term"), upon which expiration BMS shall thereafter have in perpetuity a royalty-free license hereunder in the Aquila Licensed Territory to use the Aquila Knowhow, and practice the Aquila Licensed Patent Rights to develop, make, have made, use and sell Aquila Licensed Products without any accounting to PROGENICS.

      9.2 Material Breach. Subject to Section 11.5, failure by either Party to comply with any of the material obligations contained in this Agreement shall entitle the other Party to give to the Party in default notice specifying the nature of the default and requiring it to cure such default. If such default is not cured within 60 days after the receipt of such notice (or, if such default cannot reasonably be cured within such 60-day period, if the defaulting party has not promptly commenced and diligently pursued cure of such default during such 60-day period), the notifying Party shall be entitled, without prejudice to any of its other rights conferred on it by this Agreement and in addition to any other remedies available to it by law or in equity, to terminate this Agreement effective upon written notice to the other Party. The right of a Party to terminate this Agreement, as hereinabove provided, shall not be affected in any way by its waiver or failure to take action with respect to any previous default.

      9.3 Effect of Termination. Upon termination of this Agreement in its entirety for any reason other than expiration of this Agreement pursuant to
Section 9.1, BMS shall promptly: (1) return to PROGENICS, at BMS's expense, all relevant data and other information concerning the Aquila Licensed Patent Rights in the possession or control of BMS, its Affiliates and Sub-sublicensees; (2) transfer, at BMS's expense, to PROGENICS or such other Person, as PROGENICS shall designate, any and all rights that it may have under any government registrations or authorizations in any country in the Territory with respect to the Aquila Licensed Products; (3) cancel any government registrations or authorizations with respect to the Aquila Licensed Products as may not be transferable; (4) provide to PROGENICS, at BMS's expense, all data and other information in BMS's, or its Affiliates' or Sub-sublicensees', possession or control relating to such governmental registrations or authorities in any country in the Territory with respect to all Aquila Licensed Products; and (5) discontinue all manufacture, use, sale and distribution of all Aquila Licensed Products and the use of the Aquila Licensed Patent Rights in connection therewith. All rights granted to BMS under this Agreement shall revert to PROGENICS.

      9.4 Right to Sell Stock on Hand. If BMS is not in material breach of this Agreement at the time of termination of this Agreement, then BMS shall have the right for one year thereafter to dispose of all Aquila Licensed Products then in its inventory, and shall pay royalties thereon, in accordance with the provisions of this Agreement, as though this Agreement had not terminated.

      9.5 Termination of Sublicenses. Upon any termination of this Agreement, all sublicenses granted by BMS under this Agreement shall terminate simultaneously, subject, nevertheless, to Section 9.4.

      9.6 Accrued Rights; Surviving Obligations. Expiration or any termination of this Agreement for any reason shall be without prejudice to any rights which shall have accrued to the benefit of either Party prior to such expiration or termination. Such expiration or termination shall not relieve either Party from obligations which are expressly indicated to survive expiration or termination of this Agreement, which obligations include, without limitation, those under Sections 1, 6, 8.3 (solely with respect to actions in existence at the time of termination), 9.3, 9.4, 10, 11.4, 11.9 and 11.12.

10. ARBITRATION.

      10.1 Arbitration. Any dispute, controversy or claim between the Parties, arising out of or relating to this Agreement or the Parties' respective rights and obligations hereunder either during or after the Term (including the question as to whether any such matter is arbitrable shall be subject to binding arbitration in accordance with then-existing commercial arbitration rules of the American Arbitration Association. The Parties agree that, in the course of any such arbitration, service of any notice at their respective addresses in accordance with Section 11.10 of this Agreement shall be valid and sufficient, and any arbitration hereunder shall be in New York, New York, unless Aquila is a defendant in such arbitration pursuant to Section 12 of the

Aquila/PROGENICS License and Supply Agreement, in which event such arbitration shall be held in Massachusetts. In any such arbitration, an award shall be rendered by a majority of the members of a board of arbitration consisting of three members, one of whom shall be chosen by each of Progenics and BMS and the third of whom shall be appointed by mutual agreement of such two arbitrators. In the event of failure of such two arbitrators to agree within 60 days after the commencement of arbitration (as defined below) upon appointment of the third arbitrator, or in the event that either Party shall fail to appoint an arbitrator within 30 days after the commencement of the arbitration proceedings, the third arbitrator or (upon request of the other Party) the second arbitrator and the third arbitrator, as the case may be, shall be appointed by the American Arbitration Association in accordance with its then existing commercial arbitration rules. For purposes of this Section 10.1, the "commencement of the arbitration proceeding" shall mean the date upon which the defendant Party receives from the American Arbitration Association a copy of the request for arbitration filed by the party desiring to have recourse to arbitration. The decision of the arbitrators shall be in writing and shall set forth the basis therefor. The Parties shall abide by all awards rendered in arbitration proceedings, and such awards may be enforced and executed upon in any court having jurisdiction over the Party against whom enforcement of such award is to be sought. The Parties shall divide equally the administrative charges, arbitrators' fees, and related expenses of arbitration, but each Party shall pay its own legal fees incurred in connection with any such arbitration; provided, however, if the arbitrators determine that the Party prevailed clearly and substantially over the other Party, then the non-prevailing party shall also pay the reasonable attorneys' fees and expert witness costs and other arbitration costs of the prevailing Party.

11. MISCELLANEOUS PROVISIONS.

      11.1 No Partnership. Nothing in this Agreement is intended or shall be deemed to constitute a partnership, distributorship, agency, employer-employee or joint venture relationship between the Parties. No Party shall incur any debts or make any commitments for the other, except to the extent, if at all, specifically provided herein.

      11.2 Assignments. Neither Party shall assign any of its right or obligations hereunder or this Agreement, except that either Party may do so: (a) as incident to the merger, consolidation, reorganization or acquisition of stock or assets affecting substantially all of the assets or voting control of such Party; (b) to any wholly-owned subsidiary if such Party remains liable and responsible for the performance and observance of all of the subsidiary's duties and obligations hereunder; or (c) with the prior written consent of the other Party. This Agreement shall be binding upon the successors and permitted assigns of the Parties and the name of a Party appearing herein shall be deemed to include the names of such Party's successors and permitted assigns of the extent necessary to carry out the intent of this Agreement. Any assignment not in accordance with this Section 11.2 shall be void.

      11.3 Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

      11.4 No Name or Trademark Rights. Except as otherwise provided herein, no right, express or implied, is granted to BMS by this Agreement to use in any manner the name "Aquila Biopharmaceuticals, Inc." or any contraction thereof or any other trade name or trademark of Aquila in connection with the performance of this Agreement.

      11.5 Force Majeure. Neither Party shall be liable to the other for loss or damages or shall have any right to terminate this Agreement for any default or delay attributable to any act of God, flood, fire, explosion, strike, lockout, labor dispute, shortage of raw materials, casualty or accident, war, revolution, civil commotion, act of public enemies, blockage or embargo, injunction, law, order, proclamation, regulation, ordinance, demand or requirement of any government or subdivision, authority or representative of any such government, or any other cause beyond the reasonable control of such Party, if the Party affected shall give prompt notice of any such cause to the other Party. The Party giving such notice shall thereupon be excused from such of its obligations hereunder as it is thereby disabled from performing for so long as it is so disabled and for 30 days thereafter. Notwithstanding the foregoing, nothing in this Section 11.5 shall excuse or suspend the obligation to make any payment due hereunder in the manner and at the time provided.

      11.6 Severability. In the event that any of the provisions of this Agreement shall for any reason be held by any court or authority of competent jurisdiction to be invalid, illegal or unenforceable, such provision or provisions shall be validly reformed to as nearly as possible approximate the intent of the Parties and, if unreformable, shall be divisible and deleted in such jurisdiction; elsewhere, this Agreement shall not be affected so long as the Parties are still able to realize the principal benefits bargained for in this Agreement.

      11.7 Amendments. No waiver, modification or amendment of any provision of this Agreement shall be valid or effective unless made in writing and signed by a duly authorized officer of each of the Parties.

      11.8 Captions. The captions to this Agreement are for convenience only, and are to be of no force or effect in construing or interpreting any of the provisions of this Agreement.

      11.9 Applicable Law. This Agreement shall be governed by and interpreted in accordance with the laws of the Commonwealth of Massachusetts applicable to agreements made and performed wholly within such state without regard to its principles of conflicts of laws.

      11.10 Notices and Deliveries. Any notice, requests, delivery, approval or consent required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been sufficiently given if delivered in person, transmitted by telecopy (with written confirmation to follow via United States first class mail) or five days after being sent by United States certified mail to the Party to whom it is directed at its address shown below or such other address as such Party shall have last given by written notice to the other Party in accordance with this Section 11.10.

            (a) If to PROGENICS, addressed to:

                    Progenics Pharmaceuticals, Inc.
                    777 Old Saw Mill River Road
                    Tarrytown, NY 10591
                    Attention: Dr. Paul Maddon
                    Telecopy: 914-789-2817

            (b) If to BMS, addressed to:

                    Bristol-Myers Squibb Company
                    P.O. Box 4000
                    Route 206 & Province Line Road
                    Princeton, New Jersey 08543-4000
                    Attention:  Vice President and Senior
                    Counsel, Pharmaceutical Research
                    Institute, and Worldwide Franchise
                    Management and Strategic Business
                    Development
                    Telecopy: (609) 252-4232

            (c) If to Aquila, addressed to:

                    Aquila Biopharmaceuticals, Inc.
                    365 Plantation Street
                    Worcester, MA 01605
                    Attention: President
                    Telecopy: 508-797-4014

                    with a copy to:

                    Attention: General Counsel
                    Telecopy: 508-797-4014

      11.11 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      11.12 Compliance with Laws. PROGENICS and BMS each shall comply with all applicable laws in connection with its own performance under this Agreement. Without limiting the generality of the foregoing, BMS shall be responsible for compliance with all applicable product safety, product testing, product labeling, package marking, and product advertising laws and regulations.

      IN WITNESS WHEREOF, the Parties hereto have caused this Sublicense Agreement to be signed by their respective corporate officers, duly authorized as of the day and year first above written.

                                        PROGENICS PHARMACEUTICALS, INC.


                                        By: /s/ Paul J. Maddon
                                           -------------------------------------
                                        Name:  Paul J. Maddon, M.D., Ph.D.
                                        Title: Chairman and Chief
                                                 Executive Officer


                                        BRISTOL-MYERS SQUIBB COMPANY


                                        By: /s/ Charles Linzner
                                           -------------------------------------
                                        Name:  Charles Linzner
                                        Title: Vice President

                                   EXHIBIT A

                         AQUILA LICENSED PATENT RIGHTS

Application or Patent Number              Filing or Issue Date
----------------------------              --------------------

U.S. Patent No. 5,057,540,
  entitled "Saponin Adjuvant"
  inventors Charlotte A. Kensil
  and Dante J. Marciani                   October 15, 1991

           [XXX]                                [XXX]

Canadian Patent No. 1,331,443             August 16, 1994

European Patent No. 362,279               January 11, 1995

German Patent No. 3,852,761               February 23, 1995